SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 2)1

                           DataTrak International Inc.

                                (Name of Issuer)

                      Common Stock, no par value per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    238134100
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2003

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                   / /     Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)




------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



--------------------------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Kyle Krueger
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------------------------------------------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America
4.
--------------------------------------------------------------------------------------------------------------------
     NUMBER OF      5.    SOLE VOTING POWER                                                                       0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
                          SHARED VOTING POWER                                                                     0
                    6.
--------------------------------------------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                                                                  0
                    7.
--------------------------------------------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                                                                0
                    8.
--------------------------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                              0
9.

--------------------------------------------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     0.00%
11.
--------------------------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                                                                IN
12.
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                      -2-




--------------------------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Apollo Capital Corp.
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------------------------------------------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        Delaware
4.
--------------------------------------------------------------------------------------------------------------------
    NUMBER OF             SOLE VOTING POWER                                                                       0
      SHARES        5.
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
                          SHARED VOTING POWER                                                                     0
                    6.
--------------------------------------------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                                                                  0
                    7.
--------------------------------------------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                                                                0
                    8.
--------------------------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                              0
9.

--------------------------------------------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     0.00%
11.
--------------------------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                                                                CO
12.
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




--------------------------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Apollo Capital Management Group, L.P.
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2.
                                                                                        (a) [ ]
                                                                                        (b) [X]
--------------------------------------------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        Delaware
4.
--------------------------------------------------------------------------------------------------------------------
    NUMBER OF             SOLE VOTING POWER                                                                       0
     SHARES         5.
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
                          SHARED VOTING POWER                                                                     0
                    6.
--------------------------------------------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                                                                  0
                    7.
--------------------------------------------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                                                                0
                    8.
--------------------------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                              0
9.

--------------------------------------------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     0.00%
11.
--------------------------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                                                                PN
12.
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                      -4-





Item 1(a).        Name of Issuer:

                           DataTrak International Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           6150 Parkland Boulevard
                           Mayfield Heights, Ohio  44124

Item 2(a).        Name of Persons Filing:

                    A. Kyle Krueger (managing director, officer and stockholder of Apollo Capital Corp.)

                    B.   Apollo Capital Corp. (general partner of Apollo Capital
                         Management Group, L.P.)

                    C.   Apollo Capital Management Group, L.P.

                            (the "Reporting Persons")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           The principal business address of the Reporting
                           Persons is:
                           P.O. Box 7824
                           St. Petersburg, Florida 33703

Item 2(c).        Citizenship:

                           Kyle Krueger:     United States of America Citizen
                           Apollo Capital Corp.:  Delaware Corporation
                           Apollo Capital Management Group, L.P.: Delaware
                           Limited Partnership



Item 2(d).        Title of Class of Securities:

                           Common Stock, no par value per share

Item 2(e).        CUSIP Number:

                           238134100




                                      -5-



Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
     (      c), check whether the person filing is a: Not Applicable

                      (a)           [ ] Broker or dealer registered under
                                    Section 15 of the Exchange Act;

                      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

                      (c)           [ ] Insurance Company as defined in Section
                                    3(a)(19) of the Exchange Act;

                      (d)           [ ] Investment Company registered under
                                    Section 8 of the Investment Company Exchange
                                    Act;

                      (e)           [ ] Investment Adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                      (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                      (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

                      (h)           [ ] Saving Association as defined in Section
                                    3(b) of The Federal Deposit Insurance Act;

                      (i) [ ] Church Plan that is excluded from the definition of an Investment Company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                      (j)           [ ] Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  A.  Kyle Krueger

                    (a)  Amount beneficially owned:                                     0
                    (b)  Percent of Class:                                              0.00%
                    (c)  Number of shares as to which such person has:

                        (i)  Sole power to vote or direct the vote:                     0
                        (ii) Shared power to vote or to direct the vote:                0
                        (iii)Sole power to dispose or direct the disposition of:        0
                        (iv) Shared power to dispose or to direct the disposition of:   0


                                      -6-





                  B. Apollo Capital Corp.


                    (a)  Amount beneficially owned:                                     0
                    (b)  Percent of Class:                                              0.00%
                    (c)  Number of shares as to which such person has:

                        (i)  Sole power to vote or direct the vote:                     0
                        (ii) Shared power to vote or to direct the vote:                0
                        (iii)Sole power to dispose or direct the disposition of:        0
                        (iv) Shared power to dispose or to direct the disposition of:   0


                  C. Apollo Capital Management Group, L.P

                    (a)  Amount beneficially owned:                                     0
                    (b)  Percent of Class:                                              0.00%
                    (c)  Number of shares as to which such person has:

                        (i)  Sole power to vote or direct the vote:                     0
                        (ii) Shared power to vote or to direct the vote:                0
                        (iii)Sole power to dispose or direct the disposition of:        0
                        (iv) Shared power to dispose or to direct the disposition of:   0



                     (a)  Amount beneficially owned:                                     0
                     (b)  Percent of Class:                                              0.00%
                     (c)  Number of shares as to which such person has:

                         (i)  Sole power to vote or direct the vote:                     0
                         (ii) Shared power to vote or to direct the vote:                0
                         (iii)Sole power to dispose or direct the disposition of:        0
                         (iv) Shared power to dispose or to direct the disposition of:   0


Item 5.           Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 23, 2004

                                  /s/ Kyle Krueger
                                  ----------------
                                  Kyle Krueger


                                  Apollo Capital Management Group, L.P.
                                  By Apollo Capital Corp., its General Partner

                                  /s/ Kyle Krueger
                                  ----------------
                                  By:  Kyle Krueger
                                  Title:  President


                                  Apollo Capital Corp.

                                  /s/ Kyle Krueger
                                  ----------------
                                  By:  Kyle Krueger
                                  Title:  President

                                  EXHIBIT INDEX


                                  -------------
Exhibits

1. Joint Filing Agreement, dated January 23, 2004, between Kyle Krueger, Apollo Capital Management Group, L.P. and Apollo Capital Corp.

                                    EXHIBIT 1

                                    ---------

                             JOINT FILING AGREEMENT

             The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock, no par value, of DataTrak International Inc. is filed jointly, on behalf of each of them.

                                  /s/ Kyle Krueger
                                  ----------------
                                  Kyle Krueger


                                  Apollo Capital Management Group, L.P.
                                  By Apollo Capital Corp., its General Partner

                                  /s/ Kyle Krueger
                                  ----------------
                                  By:  Kyle Krueger
                                  Title:  President


                                  Apollo Capital Corp.

                                  /s/ Kyle Krueger
                                  ----------------
                                  By:  Kyle Krueger
                                  Title:  President